Exhibit A

THE DOCUMENT COMPANY
XEROX®
For additional Information contact:

Cynthia B. Johnston Director, Investor Relations (203) 968-3489 Cindy.Johnston@usa.xerox.com Fax (203) 968-3944	Darlene Caldarelli Manager, Investor Relations (203) 968-3807 Darlene.Caldarelli@usa.xerox.com Fax (203) 968-3944

XEROX’S FIRST-QUARTER EARNINGS EXCEED EXPECTATIONS;

NEW TECHNOLOGY DRIVES EQUIPMENT SALE GROWTH

•	25 cents earnings per share, includes 8 cents per share from ContentGuard sale

•	9 percent equipment sale growth

•	2 percent revenue growth; total revenue of $3.8 billion

STAMFORD, Conn., April 23, 2004—Xerox Corporation (NYSE: XRX) announced today first-quarter earnings that reflect strong sales of its industry-leading color systems and office digital products.

The company reported first-quarter 2004 earnings per share of 25 cents including an 8-cent gain from the previously announced sale of substantially all of Xerox’s ownership position in ContentGuard.

“We began the quarter with the introduction of advanced offerings in the office and production markets that exemplify Xerox’s strength as a technology powerhouse. And, we closed the quarter with strong sales that prove the effectiveness of our services-led value proposition—providing customers with practical solutions to reduce document costs and simplify work processes,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

Technology Investments Fuel Equipment Sales

Equipment sales grew 9 percent in the first quarter including a currency benefit of 5 percentage points. Total revenue for the first quarter was $3.8 billion, an increase of 2 percent from the first quarter of 2003 including a currency benefit of 5 percentage points. Revenue growth continued to be impacted by post-sale revenue declines from the company’s older light lens technology. The overall post-sale trend continued to improve as the revenue stream from new digital systems and services increasingly offsets declines from light lens.

Total first-quarter revenue from the company’s targeted growth areas—office digital, production digital and value-added services—grew 9 percent year over year and now represents about 71 percent of the company’s revenue. Xerox also noted significant progress in its developing markets operations, which delivered total revenue growth of 6 percent in the quarter and 33-percent equipment sales growth.

“With about 55 percent of all equipment sales in the quarter generated from products launched in the past two years, it is clear that Xerox’s investment strategy is winning in the marketplace,” added Mulcahy.

Revenue from color products grew 26 percent in the first quarter and is a key driver of Xerox’s growth strategy as the increasing volume of pages printed on Xerox’s color systems flows through to post-sale revenue. Color revenue now represents 23 percent of Xerox’s total revenue.

Driving the New Business of Printing

Through the company’s production business, Xerox continues to lead the “new business of printing” by helping commercial printers and document-intensive industries make the transition from offset to the more dynamic world of digital.

Production color installs grew 27 percent in the quarter driven by accelerated demand for the Xerox DocuColor® 6060 and 5252 digital color systems. Last month, Xerox reported the 10,000th installation of its entry-level color presses, reflecting the success of the DocuColor 2000 Series, which includes systems that range in speeds from 45 pages per minute to 60 ppm.

Xerox also has been named the exclusive provider of digital color printing technology for Consolidated Graphics’ 65 nationwide commercial printing locations. Consolidated Graphics has initially installed six Xerox DocuColor iGen3® Digital Production Presses and six DocuColor 6060 Digital Color Presses. In the first quarter, Xerox continued its market development for the iGen3 and expects momentum to build further next month at drupa, the world’s largest graphic arts and printing event.

Installs of production monochrome products increased 28 percent primarily driven by the Xerox 2101 light production system and initial demand for the new DocuTech®  100/120 copier/printer, which began shipping in March. This black-and-white digital system defines a new product category, delivering the kind of printing and publishing power previously only available on higher-end equipment.

Digitizing the Office

Xerox has nearly doubled its portfolio of digital office systems in the last year and now has the industry’s broadest line of award-winning products for offices small to large. Installs of Xerox office monochrome systems were up 10 percent in the first quarter as demand increased from small and midsized businesses for the company’s WorkCentre® M15 and PE16 desktop multifunction devices. Office color multifunction installs grew 45 percent. Office color printing installs grew 46 percent due to strong demand for the Phaser® 8400 solid ink color printer, which launched in January and, at less than $1,000, breaks a key price barrier. Earlier this month, Xerox launched its lowest-priced laser printers yet—the Phaser 6100 color printer starting at $699 and the Phaser 3130 monochrome printer starting at $299.

“Our strong first-quarter install activity in key markets is complemented by a comprehensive services business that leverages Xerox’s leadership position with large enterprises,” said Mulcahy. “The customer base for Xerox Global Services has significantly increased in the past year as more enterprises rely on the unparalleled expertise of Xerox people to manage the endless flow of paper and digital documents that are so essential in business today.”

Xerox reported first-quarter selling, administrative and general expenses of 27.1 percent of revenue. First-quarter gross margins were 39.8 percent reflecting an increased proportion of desktop office and light production equipment sales. The company generated operating cash flow of $243 million, a year-over-year improvement of $84 million.

Last month, Xerox sold substantially all of its interest in ContentGuard—a provider of digital rights management technology based on Xerox-developed innovation—to Time Warner Inc. and Microsoft Corp., resulting in an after-tax gain of $83 million. With this sale and other recent divestitures, Xerox is effectively commercializing its innovation while continuing to invest in the future through its commitment to research and development.

Commenting on the second quarter, Mulcahy said she expects consistent progress through continued equipment sale growth and increased revenue in key markets. “Our strong first-quarter results set the stage for another year of positive performance that builds on the power of the Xerox brand and our competitively advantaged systems and services.”

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For additional information about The Document Company Xerox, please visit our Worldwide Web site at www.xerox.com/investor.

This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s Form 10-K for the year ended December 31, 2003, as filed with the SEC.

XEROX®, The Document Company® and the digital X® are trademarks of XEROX CORPORATION.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2004	2003	%Change
Revenues
Sales	$1,681	$1,589	6%
Service, outsourcing and rentals	1,908	1,917	—
Finance income	238	251	(5%)

Total Revenues	3,827	3,757	2%

Costs and Expenses
Cost of sales	1,112	1,001	11%
Cost of service, outsourcing and rentals	1,102	1,089	1%
Equipment financing interest	89	92	(3)%
Research and development expenses	193	236	(18)%
Selling, administrative and general expenses	1,036	1,020	2%
Restructuring and asset impairment charges	6	8	(25)%
Provision for litigation	—	300	*
Other expenses, net	87	157	(45)%

Total Costs and Expenses	3,625	3,903	(7)%

Income (Loss) from Continuing Operations before Income	202	(146)	*
Taxes and Equity Income**
Income taxes (benefits)	67	(67)	*
Equity in net income of unconsolidated affiliates	30	14	*

Income (Loss) from Continuing Operations	165	(65)
Gain on sale of ContentGuard, net of income taxes of $26	83	—

Net Income (Loss)	$248	$(65)	*
Less: Preferred stock dividends, net	(24)	(10)	*

Income (Loss) Available to Common Shareholders	$224	$(75)	*

Basic Earnings (Loss) per share:
Earnings (Loss) from continuing operations	$0.18	$(0.10)	*
Net Earnings (Loss) per Share	$0.28	$(0.10)	*

Diluted Earnings (Loss) per share
Earnings (Loss) from continuing operations	$0.17	$(0.10)	*
Net Earnings (Loss) per Share	$0.25	$(0.10)	*

Note: Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.

**	Referred to as “pre-tax income (loss)” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31, 2004	December 31, 2003
Assets

Cash and cash equivalents	$2,298	$2,477
Accounts receivable, net	2,114	2,159
Billed portion of finance receivables, net	435	461
Finance receivables, net	2,873	2,981
Inventories	1,199	1,152
Other current assets	1,154	1,105

Total Current Assets	10,073	10,335
Finance receivables due after one year, net	5,119	5,371
Equipment on operating leases, net	347	364
Land, buildings and equipment, net	1,776	1,827
Investments in affiliates, at equity	720	644
Intangible assets, net	316	325
Goodwill	1,763	1,722
Deferred tax assets, long-term	1,495	1,526
Other long-term assets	2,350	2,477

Total Assets	$23,959	$24,591

Liabilities and Equity

Short-term debt and current portion of long-term debt	$3,852	$4,236
Accounts payable	957	1,010
Accrued compensation and benefits costs	632	532
Unearned income	227	251
Other current liabilities	1,360	1,540

Total Current Liabilities	7,028	7,569
Long-term debt	6,764	6,930
Pension and other benefit liabilities	903	1,058
Post-retirement medical benefits	1,272	1,268
Liability to subsidiary trusts issuing preferred securities	1,783	1,809
Other long-term liabilities	1,250	1,278

Total Liabilities	19,000	19,912

Series B convertible preferred stock	489	499
Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid in capital	3,290	3,239
Retained earnings	1,539	1,315
Accumulated other comprehensive loss	(1,248)	(1,263)

Total Liabilities and Equity	$23,959	$24,591

Shares of common stock issued and outstanding were (in thousands) 800,244 and 793,884 at March 31, 2004 and December 31, 2003 respectively.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$248	$(65)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Gain on sale of Contentguard	(83)	—
Provision for litigation	—	300
Depreciation and amortization	175	199
Provisions for receivables and inventory	51	75
Restructuring and other charges	6	8
Cash payments for restructurings	(60)	(180)
Contributions to pension benefit plans	(17)	(20)
Net (gain) loss on sales of businesses and assets	(10)	2
Undistributed equity in net income of unconsolidated affiliates	(23)	(13)
Increase in inventories	(73)	—
Increase in on-lease equipment	(40)	(36)
Decrease in finance receivables	178	183
Decrease (increase) in accounts receivable and billed portion of finance receivables	39	(25)
Decrease in accounts payable and accrued compensation	(83)	(157)
Net change in income tax assets and liabilities	20	(91)
Decrease in other current and long-term liabilities	(85)	(4)
Early termination of derivative contracts	60	—
Other, net	(60)	(17)

Net cash provided by operating activities	243	159

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(48)	(35)
Proceeds from sales of land, buildings and equipment	32	1
Cost of additions to internal use software	(8)	(10)
Proceeds from divestitures, net	67	3
Net change in escrow and other restricted investments	33	(53)

Net cash provided by (used in) investing activities	76	(94)

Cash Flows from Financing Activities
Cash proceeds from new secured financings	504	813
Debt payments on secured financings	(573)	(459)
Net cash payments on debt	(409)	(258)
Dividends on preferred stock	(25)	(11)
Proceeds from issuances of common stock	29	3

Net cash (used in) provided by financing activities	(474)	88

Effect of exchange rate changes on cash and cash equivalents	(24)	(5)

(Decrease) increase in cash and cash equivalents	(179)	148
Cash and cash equivalents at beginning of period	2,477	2,887

Cash and cash equivalents at end of period	$2,298	$3,035

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended March 31,
(in millions, except margins)	2004	2003	Change
Revenues
Production*	$1,094	$1,056	4%
Office*	1,857	1,820	2%
Developing Markets Operations (DMO)*	420	395	6%
Other*	456	486	(6)%

Total Revenues	$3,827	$3,757	2%

Memo: Color**	$892	$706	26%

Operating Profit
Production*	$78	$90	$(12)
Office*	161	157	4
DMO*	22	33	(11)
Other*	(23)	(104)	81

Total Operating Profit	$238	$176	$62

Operating Margin
Production*	7.1%	8.5%	(1.4	) pts
Office*	8.7%	8.6%	0.1	pts
DMO*	5.2%	8.4%	(3.2	) pts
Other*	(5.0)%	(21.4)%	16.4	pts

Total Operating Margin	6.2%	4.7%	1.5	pts

Reconciliation to pre-tax income (loss)
Segment Operating Profit	$238	$176
Reconciling items:
Restructuring and asset impairment charges	(6)	(8)
Provision for litigation	—	(300)
Allocated item:
Equity in net income of unconsolidated affiliates	(30)	(14)

Pre-tax income (loss)	$202	$(146)

*	In 2004, we reclassified the operations of our Central and East European entities to DMO. As a result, 2003 revenue of $147 million was reclassified from Production, Office and Other to DMO. The quarterly impact for the first, second, third and fourth quarters of 2003, respectively, was as follows (in millions): Production: $(8), $(9), $(10), $(13); Office: $(14), $(15), $(14), $(18); DMO: $32, $35, $34, $46; Other: $(10), $(11), $(10), $(15). Operating profit was reclassified for this change as well as for certain other expense allocations. The quarterly impact for the first, second, third and fourth quarters of 2003, respectively, was as follows (in millions): Production: $(2), $(1), $(15), $(3); Office: $1, $(2), $(5), $(5); DMO: $4, $4, $4, $9; Other: $(3), $(1), $16, $(1).

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe

Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe

DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa

Other:	Paper, SOHO, Wide Format Systems, Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

**	Color revenues represent a subset of total revenues.

Financial Review

Summary

	Three Months Ended Mar. 31,
(in millions)	2004	2003	Change
Equipment sales	$982	$898	9%
Post sale and other revenue	2,607	2,608	—
Finance income	238	251	(5)%

Total Revenues	$3,827	$3,757	2%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,681	$1,589
Less: Supplies, paper and other sales	(699)	(691)

Equipment Sales	$982	$898

Service, outsourcing and rentals	$1,908	$1,917
Add: Supplies, paper and other sales	699	691

Post sale and other revenue	$2,607	$2,608

Total first quarter 2004 revenues of $3.8 billion grew 2 percent from the 2003 first quarter including a 5-percentage point benefit from currency. Equipment sales grew 9 percent in the first quarter 2004 reflecting the success of our numerous recent digital office and production product launches, growth in our developing markets operations (“DMO”) and a 5-percentage point benefit from currency. 2004 first quarter post sale and other revenue was unchanged from the 2003 first quarter as a 5-percentage point currency benefit offset declines from older technology light lens products. These declines are due to the reduction of light lens equipment at customer locations and related page volume declines. Finance income declined 5 percent, including a 5-percentage point benefit from currency.

2004 first quarter net income of $248 million or $0.25 per diluted share included an after-tax gain of $83 million ($109 million pre-tax) related to the sale of all but 2 percent of our 75 percent equity interest in ContentGuard Holdings, Inc. (“ContentGuard”). The first quarter 2003 net loss of $65 million or $0.10 per diluted share included a $183 million after-tax charge ($300 million pre-tax) related to the Berger v. Retirement Income Guarantee Plan Litigation.

Operations Review

Revenues for the three months ended March 31, 2004 and 2003 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2004
Equipment sales	$275	$551	$118	$38	$982
Post sale and other revenue	729	1,169	299	410	2,607
Finance income	90	137	3	8	238

Total Revenue	$1,094	$1,857	$420	$456	$3,827

2003
Equipment sales	$213	$551	$89	$45	$898
Post sale and other revenue	749	1,121	303	435	2,608
Finance income	94	148	3	6	251

Total Revenue	$1,056	$1,820	$395	$486	$3,757

Equipment sales of $982 million in the first quarter 2004 increased 9 percent from $898 million in the first quarter 2003 reflecting significant color, light production and DMO growth as well as a 5-percentage point benefit from currency. Continued equipment sales growth reflects the success of numerous products launched during the last 2 years as over 55 percent of 2004 first quarter equipment sales was generated from these products. Color equipment sales continued to grow rapidly in the first quarter 2004 and represented about 30 percent of total equipment sales.

Production: 2004 first quarter equipment sales grew 29 percent from the first quarter 2003 as significant installation growth and favorable currency more than offset the impact of monochrome product mix and price declines of less than 5 percent. Very strong color equipment sales growth reflected excellent installation growth and an increased proportion of DocuColor 6060 and DocuColor iGen3 sales, partially offset by modest price declines. Double-digit production monochrome equipment sales growth reflected light production installation growth primarily driven by the continued success of the Xerox 2101 light production system and initial demand for the new DocuTech 100 and DocuTech 120 copier/printers, which began installations in March 2004. These two DocuTech copier/printers represent the first major redesign of the DocuTech family, which was introduced in 1990.

Office: 2004 first quarter equipment sales were consistent with the 2003 first quarter as strong color and monochrome installation growth as well as favorable currency were offset by moderating price declines of approximately 5 to 10 percent and product mix. Product mix reflected an increased proportion of low-end equipment sales due to very strong growth in black and white desktop multifunction devices (“Segments 1&2”) and office color printers. Office color printing growth primarily reflects the success of the Phaser 8400, which was launched in January 2004. At 24 pages per minute and priced under $1,000, the Phaser 8400 sets an industry standard for speed, performance, functionality and price.

DMO: DMO equipment sales consist primarily of Segment 1&2 devices and printers. Equipment sales in the first quarter 2004 grew 33 percent, or $29 million, from the 2003 first quarter as growth in Russia and Central and Eastern Europe more than offset declines in Latin America.

Post sale and other revenues of $2,607 million remained essentially flat as compared with $2,608 million in the first quarter 2003, including a 5-percentage point benefit from currency, which offset declines due to lower equipment populations. Post sale revenue is largely a function of the equipment placed at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. First quarter 2004 supplies, paper and other sales of $699 million (included within post sale and other revenue) grew one percent from the 2003 first quarter, due primarily to favorable currency. Service, outsourcing and rental revenue of $1,908 million declined less than one percent from the 2003 first quarter including a currency benefit which was more than offset by declines related to lower equipment populations and related page volumes.

Production: 2004 first quarter post sale and other revenue declined 3 percent as monochrome declines driven by lower page volumes and competitive price investments more than offset color page growth and favorable currency.

Office: 2004 first quarter post sale and other revenue grew 4 percent as strong digital monochrome and color page growth and favorable currency more than offset declines in older technology light lens products.

DMO: 2004 first quarter post sale and other revenue declined one percent due largely to declines in rental revenue, which were only partially offset by higher supplies, paper and service revenue. The year over year trend improved in the first quarter 2004 as significant equipment growth in Segments 1&2 and printers has increased equipment populations although at lower average page volume per device.

Other: 2004 first quarter post sale and other revenue declined 6 percent from the 2003 first quarter as declines in SOHO supply sales, following our 2001 exit from this business, and paper sales more than offset the impact of favorable currency.

Key Ratios and Expenses

	Q1 2004	Q1 2003
Gross Margin
Sales	33.8%	37.0%
Service, outsourcing and rentals	42.2	43.2
Financing	62.6	63.3
Total	39.8	41.9

R&D% revenue	5.0	6.3
SAG% revenue	27.1	27.1

First quarter 2004 total gross margin of 39.8 percent declined 2.1 percentage points from 41.9 percent in the first quarter 2003. About 1.2 percentage points of the decline was due to an increased proportion of sales in office Segments 1&2, office printing and digital light production, as well as a greater proportion of our revenues from lower margin equipment and paper sales. Lower prices not fully offset by manufacturing and service productivity improvements represented approximately 0.5 percentage points of the decline. The remainder of the decline primarily related to the 0.4 percentage point impact from the completion of the R&D phase of the DocuColor iGen3 development. These costs are included in ongoing engineering costs, which is a component of cost of sales. First quarter 2004 sales gross margin declined 3.2 percentage points from the 2003 first quarter with about 2.5 percentage points of the decline due to the previously discussed product and revenue stream mix and about 1.0 percentage point due to the DocuColor iGen3 ongoing engineering costs. These declines were partially offset by the net impact of price investments, manufacturing productivity and other improvements. Service outsourcing and rentals margin declined 1.0 percentage point from the first quarter 2003 as price investments were only partially offset by improved service productivity.

Research and development (R&D) expense of $193 million was $43 million less than the first quarter 2003, primarily related to improved R&D productivity as we capture benefits from our platform development strategy and the commercial launch of the DocuColor iGen3. We continue to invest in technological development, particularly in color, and believe our R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,036 million in the 2004 first quarter increased by $16 million from the 2003 first quarter as adverse currency impacts of $47 million were only partially offset by improved productivity, reflecting the benefit from previous restructuring actions, and a $14 million reduction in bad debt expense. First quarter 2004 bad debt expense of $44 million reflected improved collections performance, receivables aging and write-off trends.

In the first quarter 2004, we recorded restructuring and asset impairment charges of $6 million, primarily consisting of pension settlements related to previous employee restructuring actions. The remaining restructuring reserve balance at March 31, 2004 for all restructuring programs was $160 million.

Worldwide employment of 60,600 declined by 500 from the 2003 fourth quarter due to reductions attributable to our restructuring programs and attrition.

Other expenses, net for the three months ended March 31, 2004 and 2003 were as follows:

(in millions)	2004	2003
Non-financing interest expense	$95	$146
Interest income	(15)	(10)
(Gain) loss on sales of businesses and assets	(14)	2
Currency losses, net	8	1
Amortization of intangible assets	9	9
All other, net	4	9

Total	$87	$157

First quarter 2004 non-financing interest expense of $95 million was $51 million lower than the 2003 first quarter primarily due to lower average debt balances as a result of the June 2003 recapitalization and other repayments. First quarter 2004 interest income increased by $5 million compared to the first quarter 2003, primarily reflecting interest of $5 million related to a domestic tax receivable. The first quarter 2004 gain on sales of businesses and assets primarily related to the sale of certain excess land and buildings in Europe and Mexico.

In the first quarter 2004, we recorded income tax expense of $67 million compared with an income tax benefit of $67 million in the first quarter 2003. The effective tax rate for the first quarter 2004 and 2003 was 33.2 percent and 45.9 percent, respectively. The difference between the 2003 first quarter effective tax rate and the U.S. statutory tax rate relates primarily to $13 million of non-recurring net tax benefits arising in foreign jurisdictions. Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our 2004 annual effective tax rate will approximate 40 percent.

Equity in net income of unconsolidated affiliates of $30 million in the first quarter 2004 increased $16 million from the 2003 first quarter primarily reflecting our 25 percent share of Fuji Xerox’s fourth quarter net income.

Segment Operating Profit

Total segment operating profit was $238 million in the first quarter 2004 compared to $176 million in the first quarter 2003. The 2004 first quarter total segment operating margin of 6.2 percent increased 1.5 percentage points from the 2003 first quarter as non-financing interest expense reductions benefiting the Other segment more than offset declines in our Production and DMO segments.

Production: Production operating profit was $78 million in the first quarter 2004 compared to $90 million in the first quarter 2003. The 2004 first quarter Production operating margin of 7.1 percent declined 1.4 percentage points from the 2003 first quarter as competitive monochrome price investments were not offset by cost productivity. These declines and selling investments were only partially offset by improved R&D expense and infrastructure efficiencies.

Office: Office operating profit was $161 million in the first quarter 2004 compared to $157 million in the first quarter 2003. The 2004 first quarter Office operating margin of 8.7 percent improved 0.1 percentage points from the 2003 first quarter reflecting R&D efficiencies.

DMO: DMO operating profit was $22 million in the first quarter 2004 compared to $33 million in the first quarter 2003. The 2004 first quarter DMO operating margin of 5.2 percent declined 3.2 percentage points from the 2003 first quarter primarily reflecting lower gross margins as a greater proportion of revenues were generated from lower margin equipment and paper sales and post sale revenue declines in certain countries were only partially offset by improved service productivity.

Other: First quarter 2004 Other operating loss of $23 million improved $81 million from the first quarter 2003. The 2004 first quarter operating margin improved 16.4 percentage points from the 2003 first quarter primarily reflecting significantly lower non-financing interest expense and higher equity income related to Fuji Xerox.

In the first quarter 2004, we sold all but 2 percent of our 75 percent equity interest in ContentGuard to Microsoft Corporation and Time Warner Inc for $66 million cash. The sale resulted in an after-tax book gain of approximately $83 million ($109 million pre-tax). ContentGuard, which was originally created out of research developed at the Xerox Palo Alto Research Center (PARC), licenses intellectual property and technologies related to digital rights management. The decision to sell is consistent with our strategy to focus our investments in areas related to our document management core business.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended March 31, 2004 and 2003 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended March 31,
(in millions)	2004	2003
Operating Cash Flows	$243	$159
Investing Cash Flows (Usage)	76	(94)
Financing Cash (Usage) Flows	(474)	88
Effect of exchange rate changes	(24)	(5)

(Decrease) increase in cash and cash equivalents	(179)	148
Cash and cash equivalents at beginning of period	2,477	2,887

Cash and cash equivalents at end of period	$2,298	$3,035

First quarter 2004 cash flows from operating activities were $243 million and reflect pre-tax income of $202 million and the following non-cash items: depreciation and amortization of $175 million, provisions for receivables and inventory of $51 million, and net gains on the sale of businesses and assets of $10 million. In addition, net collections of finance receivables generated $178 million of operating cash flow resulting from sequentially lower equipment sales and a slight increase in the proportion of cash equipment sales. Cash proceeds of $60 million from the early termination of certain interest rate swaps also contributed positively to our operating cash flow. Offsetting these positive items were other liability decreases of $85 million, a substantial portion of which was driven by the first quarter 2004 payment of European value-added taxes related to seasonally higher fourth quarter purchases. In addition, an $83 million decrease in accounts payable and accrued compensation, a $73 million increase in new product inventory, $60 million of restructuring payments and approximately $100 million of tax payments and other uses further reduced our operating cash flow. The 2004 first quarter operating cash flow was $84 million higher than the 2003 first quarter primarily due to reduced restructuring payments of $120 million and $60 million of proceeds from the early termination of certain interest rate swaps, partially offset by higher inventory purchases of $73 million.

Cash flows from investing activities of $76 million for the first quarter 2004 included proceeds of $67 million from the sale of businesses, primarily consisting of those from ContentGuard, $32 million of proceeds from the sale of certain excess land and buildings and $33 million released from restricted cash. These proceeds were partially offset by capital expenditures and internal use software spending of $56 million. The 2003 first quarter included $45 million of capital and internal use software spending and a $53 million increase in restricted cash balances principally related to our secured financing activity.

Cash flows from financing activities for the first quarter 2004 primarily consisted of scheduled payments on term and other debt of $409 million, net payments on secured borrowings with GE and other vendor financing partners of $69 million and dividends on our Series B and C preferred stock of $25 million, partially offset by proceeds from stock option exercises of $29 million. Financing activities for the first quarter 2003 primarily consisted of net proceeds from secured borrowing activity of $354 million offset by $258 million of net payments of other maturing debt and $11 million of dividends on our Series B preferred stock.

Financing Activity

During the first quarter 2004 we originated loans, secured by finance receivables, generating cash proceeds of $504 million and repaid loans, secured by finance receivables, of $573 million. The proportion of total finance receivables that are secured is 59 percent, consistent with the fourth quarter 2003. As of March 31, 2004, debt secured by finance receivables represented approximately 40 percent of total debt.

The following table compares finance receivables to financing related debt as of March 31, 2004:

(in millions)	Finance Receivables	Secured Debt
Finance Receivables Encumbered by Loans(1) :
GE Loans—U.S. and Canada	$3,365	$2,897
GE Loans—U.K.	747	659
Merrill Lynch and Asset-Backed Loan—France	530	435
DLL-Netherlands, Spain & Belgium	338	261
Other	5	2

Total—Finance Receivable Securitizations	$4,985	$4,254

Unencumbered Finance Receivables	$3,442

Total Finance Receivables(2)	$8,427

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.
(2)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of March 31, 2004.

Debt

Our debt maturities for the remainder of 2004 and 2005 by quarter, and 2006, 2007, 2008 by year and thereafter are as follows:

(in millions)	2004	2005	2006	2007	2008	Thereafter
First Quarter	—	$485
Second Quarter	$1,159	1,251
Third Quarter	713	255
Fourth Quarter	1,495	272

Full Year	$3,367	$2,263	$578	$424	$1,120	$2,864

Debt secured by finance receivables (subset of above)
	$1,644	$1,168	$546	$103	$736	$57

Recent Events

Scansoft

On April 8, 2004, we sold our ownership interest in ScanSoft, Inc. (“Scansoft”) to affiliates of Warburg Pincus for approximately $80 million in cash. Prior to the sale, we beneficially owned approximately 15 percent of ScanSoft’s outstanding equity interests. The sale resulted in a pre-tax gain of approximately $38 million, which will be recorded in the second quarter 2004. Prior to this transaction, our investment in Scansoft was accounted for as an investment “available for sale” in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. The decision to sell is aligned with our strategy to focus our investments in areas related to our document management core business. We plan to continue working with ScanSoft as a business partner and application provider.

Pension Contribution

Following a review of the 2004 actuarial valuation results and given our strong liquidity position, we elected to contribute $210 million to our tax qualified U.S. pension plans in April 2004 for the purpose of making those plans 100 percent funded on a current liability basis under government funding rules.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our 2003 Form 10-K filed with the SEC. We do not intend to update these forward-looking statements.